Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Baudax Bio, Inc. on Form S-8 to be filed on or about February 23, 2023 of our report dated February 23, 2023, on our audit of the financial statements as of December 31, 2022 and for the year then ended, which report was included in the Annual Report on Form 10-K filed February 23, 2023. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

February 23, 2023